SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2005

CYTRX CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-15327 (Commission File Number)	58-1642740 (I.R.S. Employer Identification No.)

11726 San Vicente Boulevard, Suite 650 Los Angeles, California (Address of Principal Executive Offices)	90049 (Zip Code)

(310) 826-5648
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (See General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02 Unregistered Sales of Equity Securities.

     As previously reported, on January 20, 2005 CytRx Corporation (“CytRx”) entered into a Securities Purchase Agreement with approximately 33 individual and institutional investors pursuant to which CytRx agreed, subject to certain customary closing conditions, to sell for an aggregate purchase price of approximately $21.3 million 17,334,494 shares of its common stock and five-year warrants to purchase 8,667,247 shares of its common stock at an initial exercise price of $2.00 per share. This Report is being filed in connection with the closing of the sale, which occurred on January 26, 2005. The terms of the $21.3 million sale were as previously disclosed by CytRx in its Current Report on Form 8-K filed with the Securities and Exchange Commission on January 21, 2005.

     In December 2004, in consideration for the termination of certain future payment obligations of CytRx under a May 2003 agreement with an investment banking firm, CytRx issued the investment banking firm 50,000 shares of common stock and warrants to purchase an additional 100,000 shares of common stock at an exercise price of $1.26 per share. CytRx also agreed to reduce to $1.26 per share the exercise price of 200,000 warrants previously issued to the investment banking firm. These transaction were undertaken without registration under the Securities Act of 1933 in reliance on Section 4(2) of that Act.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTRX CORPORATION
	By:	/s/ MATTHEW NATALIZIO
Matthew Natalizio
Chief Financial Officer

Dated: February 1, 2005

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